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                                                                     Exhibit 5.1



                    [MAYER, BROWN, ROWE & MAW LLP LETTERHEAD]




June 15, 2007

SPSS Inc.
233 South Wacker Drive
Chicago, Illinois  60606





Ladies and Gentlemen:

         We have acted as your counsel in connection with the registration of $150,000,000 aggregate principal amount of 2.50% Convertible Subordinated Notes due 2012 (the "Notes") issued by SPSS Inc., a Delaware corporation (the "Company"), and the shares of common stock, $0.01 par value per share, of the Company into which the Notes may be converted (the "Shares"). The Notes were issued pursuant to an indenture, dated as of March 19, 2007, between the Company, as issuer, and LaSalle Bank National Association, as trustee (the "Indenture"). The Notes and the Shares may be sold from time to time by the holders thereof.

         In rendering the opinions expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as we have deemed necessary or appropriate. We have assumed the authenticity, accuracy and completeness of all documents, records, and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

         Based upon and subject to the foregoing and to the limitations set forth herein, we are of the opinion that:

                  (i) The Notes constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting creditors' rights generally and subject to general principles of equity.

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SPSS Inc.
June 15, 2007
Page 2

                  (ii) The Shares, when issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion letter as an exhibit to the registration statement covering resales of the Notes and the Shares and to the reference to this firm under the caption "Legal Matters" contained therein.

                                             Very truly yours,


                                             /s/ MAYER, BROWN, ROWE & MAW LLP


                                             MAYER, BROWN, ROWE & MAW LLP